Exhibit 99.1

Neff Corporation Announces First Quarter 2015 Results

MIAMI, Fla., May 6, 2015 - Neff Corporation (the “Company”) (NYSE: NEFF) today reported its financial results for the first quarter ended March 31, 2015.
Graham Hood, Chief Executive Officer of Neff Corporation, commented, “We are pleased to announce record first quarter results for rental revenue and EBITDA in the first quarter of 2015. Despite challenging winter weather conditions and the headwinds from Oil and Gas, we grew our rental revenues by 7.3% and Adjusted EBITDA by 12.2% compared to the first quarter of 2014. Overall conditions in our construction markets remain solid and we are not seeing any impact related to oil prices outside of locations that have significant oil and gas exposure. We remain highly focused on managing our fleet and executing our strategy as we move into our seasonally strong period.
First Quarter 2015 Highlights

•	Revenues increased 8.2% to $84.1 million in the quarter from $77.7 million in the first quarter of 2014.

•
Adjusted EBITDA grew 12.2% to $39.0 million in the first quarter of 2015 from $34.8 million in the prior-year quarter. Adjusted EBITDA as a percentage of revenues was 46.4% compared to 44.7% in the first quarter of 2014.

•	Rental revenues increased 7.3%, or $5.0 million, to $74.1 million in the first quarter of 2015.

•	The average original equipment cost ("OEC") of our rental fleet increased by 14.6% to $722.2 million in first quarter of 2015.

•	Rental rate growth was 3.8% in the quarter compared to 7.2% in the first quarter of 2014.

•	Time utilization was 63.7% in the first quarter of 2015 compared to 68.3% in the prior-year period.

First Quarter 2015 Financial Results

Revenue

Total revenues increased 8.2% to $84.1 million from $77.7 million in the first quarter of 2014. Rental revenues increased 7.3% to $74.1 million compared to $69.1 million in the first quarter of 2014. Equipment sales increased to $6.8 million from $5.3 million in the first quarter of 2014. Parts and service revenues decreased to $3.2 million in the first quarter of 2015 from $3.3 million in the prior-year period.
Adjusted EBITDA

Adjusted EBITDA, a non-US GAAP ("US GAAP" means accounting principles generally accepted in the United States) financial measure that includes the adjustments noted in the reconciliation below, in the first quarter of 2015 increased 12.2% to $39.0 million from $34.8 million in the first quarter of 2014. Adjusted EBITDA, as a percentage of revenues, was 46.4% compared to 44.7% in the first quarter of 2014.

Net Income
Net income for the quarter decreased to $3.3 million for the first quarter of 2015 from $5.5 million in the first quarter of 2014. Net income decreased primarily due to increased interest expense which resulted from the Company's June 2014 refinancing, in which the Company repaid its Senior Secured Notes with proceeds from its Second Lien Loan. Net income also decreased due to an unrealized loss of $0.9 million on an interest rate swap the Company entered into in March of 2015, as well as an adjustment of $0.5 million to the tax receivable agreement liability which was due to changes in estimated future payments.

Return on Invested Capital ("ROIC")

Return on invested capital was 13.3% for the quarter ended March 31, 2015, an increase of 300 basis points from the quarter ended March 31, 2014. The Company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit) and debt, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Fleet Size

The size of the rental fleet was $740.8 million of OEC at March 31, 2015 , compared to $657.6 million at March 31, 2014.

2015 Financial Outlook
The Company has updated its 2015 full year outlook as follows:

•	Total revenue is forecast to be in the range of $390 million to $400 million, compared to the prior guidance of $390.0 million to $410.0 million.

•	Adjusted EBITDA is forecast to be in a range of $200 million to $205 million, compared to the prior guidance range of $200 million to $210 million.

•	Year-over-year rental rate increase is expected to be approximately 4.5%, unchanged from prior guidance.

•	Time utilization is expected to be approximately 66%, down from prior guidance of approximately 69%.

•	Net capital expenditures are expected to be in the range of $125 million to $135 million, unchanged from prior guidance.

Basis of Presentation

Subsequent to the Initial Public Offering in 2014 ("IPO"), Neff Corporation began to operate and control all of the business affairs of Neff Holdings LLC and began to consolidate Neff Holdings LLC, and such consolidation has been reflected for all periods presented in the following tables. Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results do not purport to reflect what the results of operations of Neff Corporation would have been had the IPO and related reorganization and other transactions occurred prior to such periods. For example, these historical results do not reflect the portion of Neff Corporation's income attributable to the non-controlling interest or the provision for corporate income taxes on the income attributable to Neff Corporation that we expect to record with respect to future periods.

Conference Call

The Company’s management will hold a conference call to discuss the first quarter 2015 results tomorrow, May 7, 2015, at 10:00 a.m. (Eastern Daylight Time). To participate in the conference call, participants should dial +1 877-201-0168 (domestic) or +1 647-788-4901 (international) and enter access code 26353996 , a few minutes prior to the start of the call. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the "Investor Relations" portion of the Neff Corporation website at: http://investor.neffrental.com.
A telephonic replay will be available from 1:00 p.m. ET on the day of the conference call through Thursday, May 21, 2015. To listen to the archived call, dial +1 855-859-2056 or +404-537-3406 and enter conference ID number 26353996. The replay of the conference call will also be available via webcast on the Company's website at: http://investor.neffrental.com, where it will be archived for 12 months after the conference call.

Non-US GAAP Measures and Key Performance Measures

Earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, and adjusted earnings per share are non-US GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). EBITDA represents the sum of net income, interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA represents EBITDA further adjusted to give effect to non-cash and other items that we do not consider to be indicative of our ongoing operations. Adjusted earnings per share represents the sum of diluted earnings per share of Class A common stock, as reported plus the impact of the following special items: unrealized loss on interest rate swap and non-cash adjustment to tax receivable agreement. The company believes that: (i) EBITDA and Adjusted EBITDA and (ii) adjusted earnings per share provide useful information about operating performance and period-over-period growth and is useful to securities analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in the industry. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under US GAAP as indicators of operating performance or liquidity.

OEC and rental rate are two of the key performance measures we use in evaluating our business and results of operations.
We present OEC, defined as the first cost of acquiring the equipment, or in the case of used equipment purchases and rental splits, an estimate of the first cost that would have been paid to acquire the equipment if it had been purchased new in its year of manufacture, as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period.
We define rental rates as the rates charged to our customers on rental contracts that typically are for a daily, weekly or monthly term. Rental rates change over time based on a combination of pricing, the mix of equipment on rent and the mix of rental terms with customers. Period over period changes in rental rates are calculated on a weighted average with the weighting based on prior period revenue mix.

About Neff Corporation
Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt states. The Company offers a broad array of equipment rental solutions for its diverse customer base, including non-residential construction, oil and gas and residential construction customers. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical facts should be considered forward-looking statements, including statements regarding our 2015 outlook, including without limitation, statements regarding our forecasted revenue and Adjusted EBITDA and our expected rental rates, time utilization and net capital expenditures; expectations regarding execution of our strategy; expectations regarding seasonality and expectations regarding slowdown in oil and gas exploration and the Company’s ability to offset such slowdown. We use words such as "could," "may," "will," "expect," "believe," "continue," "anticipate," "estimate," "intend," "project" and other similar expressions to identify some but not all forward-looking statements. Forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.
The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other important factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, the following: the fact that the Company’s revenues and operating results will fluctuate, which could affect the volatility of the trading of its Class A common stock; the highly cyclical nature of the equipment rental industry; decreases in construction or industrial activities and resulting decreases in the demand for the Company’s equipment or the rental rates or prices it can charge; competition in the equipment rental industry which could lead to a decrease in the Company’s market share or in rental rates and its ability to sell equipment at favorable prices; the Company’s substantial indebtedness and ability to generate cash to meet its debt service obligations; the Company’s need to obtain additional capital, which may not be available, to fund the capital outlays required for the success of its business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness; significantly higher maintenance costs in connection with increases in the weighted average age of the Company’s rental fleet; environmental and health and safety laws and regulations that may result in liabilities for the Company; termination of one or more of the Company’s relationships with any of its equipment manufacturers; residual value risk of the Company’s rental fleet upon disposition; the rising cost of new equipment and supplier constraints; trends in oil and gas prices and the impact on the level of exploration, development and production activity of certain of the Company’s customers and the demand for the Company’s services and products; disruptions in the Company’s information technology and customer relationship management systems; potential acquisitions and expansions into new markets; payments under our tax receivable agreement; and increased costs as a result of operating as a public company. These and other important factors described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014 and similar disclosures in subsequent reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this press release to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New important factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.
# # #

Contact:
Investor Relations Contact:
Shawn Severson
Phone: (415) 489-2198
Fax: (415) 217-7721
shawn@blueshirtgroup.com

TABLE 1
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Revenues
Rental revenues	$74.1	$69.1
Equipment sales	6.8	5.3
Parts and service	3.2	3.3
Total revenues	84.1	77.7
Cost of revenues
Cost of equipment sold	4.3	3.1
Depreciation of rental equipment	19.5	18.2
Cost of rental revenues	17.9	18.3
Cost of parts and service	1.8	2.0
Total cost of revenues	43.5	41.7
Gross profit	40.6	36.0
Other operating expenses
Selling, general and administrative expenses	22.3	20.1
Other depreciation and amortization	2.5	2.2
Total other operating expenses	24.8	22.3
Income from operations	15.9	13.7
Other expenses
Interest expense	10.5	6.8
Adjustment to tax receivable agreement	0.5	—
Unrealized loss on interest rate swap	0.9	—
Amortization of debt issue costs	0.4	1.3
Total other expenses	12.3	8.1
Income before income taxes	3.6	5.6
Provision for income taxes	(0.2)	(0.1)
Net income	3.3	5.5
Less: net income attributable to non-controlling interest	2.4	5.5
Net income attributable to Neff Corporation	$0.9	$—

Net income attributable to Neff Corporation per share of Class A common stock outstanding:
Basic	$0.09
Diluted	$0.08
Weighted average shares of Class A common stock outstanding:
Basic	10.5
Diluted	12.0

TABLE 2
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$0.2	$0.2
Accounts receivable, net	52.7	66.4
Inventories	2.9	2.0
Rental equipment, net	453.6	420.2
Property and equipment, net	31.4	30.2
Prepaid expenses and other assets	18.5	17.0
Goodwill	58.8	58.8
Intangible assets, net	16.3	16.6
Total assets	$634.4	$611.4

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts payable	$36.5	$27.4
Accrued expenses and other liabilities	32.2	31.2
Revolving credit facility	254.0	245.2
Second lien loan, net of original issue discount	476.8	476.7
Payable pursuant to tax receivable agreement	32.1	31.6
Deferred tax liability, net	5.6	5.4
Total liabilities	837.1	817.5

Stockholders' deficit
Class A Common Stock	0.1	0.1
Class B Common Stock	0.2	0.2
Additional paid-in capital	(112.5)	(112.2)
Retained earnings	2.5	1.6
Total stockholders' deficit	(109.7)	(110.3)
Non-controlling interest	(93.0)	(95.8)
Total stockholders' deficit and non-controlling interest	(202.7)	(206.1)
Total liabilities and stockholders' deficit and non-controlling interest	$634.4	$611.4

TABLE 3
NEFF CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Cash Flows from Operating Activities
Net income	$3.3	$5.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21.7	20.1
Amortization of debt issue costs	0.4	1.3
Amortization of intangible assets	0.3	0.4
Amortization of original issue discount on second lien loan	0.1	—
Gain on sale of equipment	(2.5)	(2.2)
Provision for bad debt	0.7	0.7
Equity-based compensation	0.4	0.3
Deferred income taxes	0.2	—
Adjustment to tax receivable agreement	0.5	—
Unrealized loss on interest rate swap	0.9	—
Changes in operating assets and liabilities:
Accounts receivable	13.0	5.0
Inventories, prepaid expenses and other assets	(2.9)	(2.9)
Accounts payable	1.4	1.8
Accrued expenses and other liabilities	(3.4)	4.5
Net cash provided by operating activities	33.9	34.4
Cash Flows from Investing Activities
Purchases of rental equipment	(45.9)	(31.0)
Proceeds from sale of equipment	6.8	5.3
Purchases of property and equipment	(3.3)	(7.7)
Net cash used in investing activities	(42.4)	(33.4)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(35.6)	(32.4)
Borrowings under revolving credit facility	44.4	31.3
Debt issue costs	—	0.1
Payment of costs directly associated with the issuance of Class A common stock	(0.3)	—
Net cash provided by (used in) financing activities	8.5	(1.0)
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	0.2	0.2
Cash and cash equivalents, end of year	$0.2	$0.2

TABLE 4
NEFF CORPORATION AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE CALCULATION
(in millions, except per share data)

For the Three Months Ended March 31, 2015
Numerator:
Net income attributable to Neff Corporation	$0.9
Denominator:
Weighted average shares of Class A common stock outstanding	10.5
Add dilutive effect of the following:
Neff Holdings options (redeemable for cash or Class A common stock)	1.3
Neff Corporation stock options	0.3
Weighted average shares of Class A common stock outstanding, diluted	12.0

Diluted earnings per share of Class A common stock	$0.08

NEFF CORPORATION AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE - US GAAP RECONCILIATION

We define “adjusted earnings per share” as the sum of diluted earnings per share of Class A common stock - US GAAP, as reported plus the impact of the following special items: unrealized loss on interest rate swap and non-cash adjustment to tax receivable agreement. Management believes that including adjusted earnings per share in this press release is appropriate because securities analysts, investors and other interested parties use this non-US GAAP financial measure as an important measure to assess our operating performance compared to that of other companies in the industry. However, adjusted earnings per share is not a measure of financial performance under US GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to diluted earnings per share of Class A common stock - US GAAP. The table below provides a reconciliation between diluted earnings per share of Class A common stock - US GAAP, as reported, and adjusted earnings per share.

TABLE 5

For the Three Months Ended March 31, 2015
Diluted earnings per share of Class A common stock - US GAAP, as reported	$0.08
After tax impact of:
Unrealized loss on interest rate swap(a)	0.05
Adjustment to tax receivable agreement(b)	0.03
Adjusted earnings per share	$0.16

(a)	Represents unrealized loss on interest rate swap related to adjustments to fair value.

(b)	Represents non-cash adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

NEFF CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA - US GAAP RECONCILIATION
(in millions)

EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to non-cash and other items that Management does not consider to be indicative of our ongoing operations. Adjusted EBITDA is not a measure of performance in accordance US GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with US GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it excludes certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that including EBITDA and Adjusted EBITDA in this press release is appropriate because securities analysts, investors and other interested parties use these non-US GAAP financial measures as important measures of assessing our operating performance across periods on a consistent basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. The table below provides a reconciliation between net income and EBITDA and Adjusted EBITDA.

TABLE 6

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
	(in millions of dollars)
Net income	$3.3	$5.5
Interest expense	10.5	6.8
Provision for income taxes	0.2	0.1
Depreciation of rental equipment	19.5	18.2
Other depreciation and amortization	2.5	2.2
Amortization of debt issue costs	0.4	1.3
EBITDA	36.4	34.1
Rental split expense(a)	0.8	0.4
Equity-based compensation(b)	0.4	0.3
Adjustment to tax receivable agreement(c)	0.5	—
Unrealized loss on interest rate swap(d)	0.9	—
Adjusted EBITDA	$39.0	$34.8

(a)
Represents cash payments made to suppliers of equipment in connection with rental splits, which payments are credited against the purchase price of the applicable equipment if Neff Holdings elects to purchase that equipment.

(b)	Represents non-cash equity-based compensation expense recorded in the periods presented in accordance with US GAAP.

(c)	Represents non-cash adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

(d)	Represents unrealized loss on interest rate swap related to adjustments to fair value.